                                                                 EXHIBIT 10.11.1

                                LETTER AGREEMENT

                       AREA: ROSTIN BLOCK - CZECH REPUBLIC

               THIS AGREEMENT made as of the 7th day of June 2000


AMONGST:

         UNIGEO A.S., a body corporate, with an office in the city of Ostrava-Hrabova, in the Czech Republic (Unigeo)

                                      -and-

         CESKA NAFTARSKA SPOLECNOST, a body corporate, with an office in the city of Hodonin in the Czech Republic (COC)

                                      -and-

         GEOCAN ENERGY INC., a body corporate, with an office in the city of Calgary, in the Dominion of Canada (GEOCAN)

WHEREAS the Rostin Block was acquired by Unigeo a.s. on April 30, 2000 ("Effective Date") and the Title Documents and the Rostin Block are now owned by Unigeo and GEOCAN in the participating interests set out in this Agreement;

AND WHEREAS COC has a certain knowledge of the Rostin Block, will provide geological and geophysical services to the said Block, and retain a convertible gross overriding royalty, on the terms and conditions contained in this Agreement;

AND WHEREAS the Parties wish to provide for the maintenance, exploration, operations and the development of the Rostin Block and Title Documents on the terms and conditions contained in this Agreement;

NOW THEREFORE, this Agreement witnesseth that, in consideration of the premises and of the mutual covenants herein contained and the benefits to be derived hereform, the Parties agree as follows:

1.       DEFINITIONS

         In this agreement, including the recitals and the attached Schedules, unless the context otherwise requires, the definitions set out in the Operating Procedure apply and the following expressions mean:

         a) "Abandonment" (or any derivative of Abandon) means proper plugging of a well in compliance with the applicable Regulations including the restoration of the wellsite to the satisfaction of any governmental body having jurisdiction with respect thereto;
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         b)   "Agreement" means this document and all amendments made hereto;

         c) "Cap" means to set in the well production casing and to place in the well all equipment necessary for the taking of production and to cap by placement of suitable wellhead control equipment;

         d) "Completion" (or any derivative of Complete) means the installation in, on, or with respect to a well drilled hereunder of all such production casing, tubing and wellhead equipment and all such other equipment and material necessary for the permanent preparation of such well for the taking of Petroleum Substances therefrom up to and including the outlet valve on the wellhead, including a pump and pumpjack if initially required to produce the well, and includes, as necessary, the perforating, stimulating, treating, fracing and swabbing of such well and the conduct of such production tests with respect to such well as are reasonably required to establish the initial producibility of the well;

         e) "Equipping" (or any derivative of Equip) means the acquisition and installation of such equipment as is required to produce Petroleum Substances from a Completed well drilled hereunder, including, without restricting the generality of the foregoing, a pump (or other artificial lift equipment), the acquisition and installation of the flow lines and production tankage serving such well and, if necessary, a heater, dehydrator or the wellsite facility for the initial treatment of Petroleum Substances produced from such well to prepare such production for transport to market, but specifically excluding costs incurred beyond the point of entry into a gathering system, plant or other common facility, which will be constructed and operated pursuant to a separate agreement;

         f) "Operating Procedure" means the 1990 CAPL Operating Procedure attached to and forming part of this Agreement as Schedule "B" and includes the Accounting Procedure attached as Exhibit "1" thereto;

         g) "Party" or "Parties" means a person, firm or corporation which is bound to this Agreement;

         h) "Paying Quantities" means the anticipated output from a well of that quantity of Petroleum Substances which, considering the costs of Completing the well, Equipping costs, operating costs, kind and quality of production, the anticipated cost of treating, processing and transporting such production, the availability of markets, the price to be received thereof, would warrant incurring the cost of Completion and Equipping costs of the well;

         i) "Payout" means when the aggregate of the proceeds received by Unigeo and GEOCAN from the sale of Petroleum Substances allocated to the Test Well spacing unit equals the costs of the Study Phase, the Seismic Phase, as described in clauses 9 and 10, and the costs of drilling, Completing, Equipping and operating the Test Well, including the royalty payable to the Czech Republic, COC'S gross overriding royalty, taxes (excluding income taxes) and any costs for

Letter Agreement                                                         Page  3
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              reworking or repairs incurred with respect to the Test Well or when the Test Well is Abandoned, whichever first occurs;

         j) "Petroleum Substances" means all substances and matters in which rights are held by COC under the Title Documents;

         k) "Rostin Block" means the Rostin Oil and Gas Exploration permit dated April 30, 2000, the block outline of which is more fully described on the plat in Schedule "A".

         l) "Royalty Agreement" means the form of royalty agreement as completed, a copy of which is attached hereto as Schedule "C" and does not require any further execution in order to be effective in the manner provided in this Agreement;

         m) "Test Well" means the well to be drilled pursuant to Test Well clause;

         n) "Test Well spacing unit" means two hundred & fifty-six (256) hectares for gas and sixty-four (64) hectares for oil.

         o) "Title Documents" means the documents set forth and described as such under the heading "Title Documents" in Schedule "A" and includes all renewals, extensions, amendments or continuations thereof or further documents of title issued pursuant thereto insofar as they relate to the Rostin Block.

2.       SCHEDULES

         The following schedules are attached to and incorporated into this agreement:

         a)   Schedule "A" which sets out the Rostin Block and Title Documents;

         b)   Schedule "B" which is the Operating Procedure;

         c)   Schedule "C" which is the Royalty Agreement;

3.       WARRANTY

         a) Unigeo does not convey to GEOCAN or COC any greater right on title to the Rostin Block than that which it may hold by virtue of the Title Documents and makes no warranty as to such right or title except that as of the Effective Date Unigeo warrants that:

              i) it is a registered interest holder of the Title Documents as specified in Schedule "A",

              ii) it has paid all rentals and other payments required under the terms of the Title Documents and has complied with all the necessary terms and

Letter Agreement                                                         Page  4
----------------

                   conditions to the extent necessary to keep same in full force and effect and has not received any notice of default;

              iii) it has not assigned, transferred, conveyed or in any other way encumbered its interest under the Title Documents.

              The costs for the rentals and other payments required under the terms of the Title Documents will be shared according to the participating interests in clauses 5 and 15, as the case maybe.

         b) Except as otherwise provided in this Agreement, if the interest of any Party in the Rostin Block is now or in the future becomes encumbered by any royalty, overriding royalty, production payment or other burden payable out of production attributable to its participating interest hereunder, other than the royalty payable to the Czech Republic, and the gross overriding royalty reserved to pursuant to this Agreement, such Party will become solely responsible for the additional burden and will hold the other Parties harmless from and against all claims, demands and causes of action relating thereto.

4.       OPERATIONS

         a) All operations conducted by the Parties pursuant to this Agreement will be at the Parties' individual sole risk and expense unless the contrary is specifically stated and always in accordance with clauses 5 and 15.

         b) All operations conducted by the parties pursuant to this agreement will be in a lawful manner and in accordance with good oilfield practice.

5.       PARTICIPATING INTERESTS FOR STUDY PHASE, SEISMIC PHASE AND TEST WELL

         The participating interest of the Parties in the Rostin Block, the Title Documents, the Petroleum Substances, and the operations to be carried out pursuant to the Study Phase, Seismic Phase and Test Well are as follows:

                        Unigeo    - 17.6471% working interest
                        GEOCAN    - 82.3529% working interest
                                    ---------
                                      100%

6.       CONFLICT OF PROVISIONS

         Wherever there is a conflict between this Agreement and the Operating Procedure, the terms and provisions of this Agreement will prevail and wherever there is a conflict between this Agreement and the Title Documents, the terms and provisions of the Title Documents will prevail.

Letter Agreement                                                         Page  5
----------------


7.       APPOINTMENT OF OPERATOR

         Unigeo, subject to clause 16, is hereby appointed the initial Operator to conduct operations on the Rostin Block. GEOCAN, however, will be responsible for the supervision of all drilling, completion, equipping, and abandonment operations conducted on the Rostin Block.

8.       APPLICATION OF OPERATING PROCEDURE

         The Operating Procedure will apply to all operations conducted in respect of the maintenance, exploration and development of the Rostin Block for the production of petroleum substances pursuant to the Title Documents and the applicable regulations.

9.       STUDY PHASE

         Subject to clause 16, on or before October 31, 2000, GEOCAN will review and finalize with the Parties a detailed budget that outlines the work program and associated costs for the Study Phase on the Rostin Block. During the Study Phase Unigeo and GEOCAN will review all of the geological and geophysical data that is available including geological and geophysical information held by COC, over the Rostin Block, in order to assess the potential for drilling a Test Well, as described in clause 11. The costs incurred during the Study Phase will be shared in the participating interests described in clause 5.

         At the end of the Study Phase Unigeo and GEOCAN will elect to proceed to the Seismic Phase, as described in clause 10, elect to drill a Test Well or discontinue to do any further work on the Rostin Block.

10.      SEISMIC PHASE

         If during the Study Phase Unigeo and GEOCAN are not able to determine that a Test Well should be drilled and Unigeo and GEOCAN elect to proceed to the Seismic Phase, GEOCAN subject to clause 16, will prepare for approval by the Parties hereto a budget for the shooting of a seismic program on the Rostin Block, that will include the timing for shooting seismic, the size of the seismic program and the costs associated to shooting, processing, and interpreting the data. The costs incurred during the Seismic Phase will be shared in the participating interests described in clause 5. If only one Party elects to shoot the seismic program it will do so at its sole cost risk, expense and own the seismic data and trading rights 100%. The Party that elects not to participate will not receive a copy of the data or share in the interpretation of said data.

         At the end of the Seismic Phase Unigeo and GEOCAN will elect to drill a Test Well or discontinue to do any further work on the Rostin Block.

11.      TEST WELL

         a) If Unigeo and GEOCAN elect to drill a Test Well they will spud the Test Well at a location of their choice on the Rostin Block and will then diligently and

Letter Agreement                                                         Page  6
----------------


              continuously, at their sole cost, risk and expense drill a well, log, test, and Complete or Abandon the same in accordance with the terms and conditions of this Agreement and the Czech Republic regulations.

         b) If the Test Well is found to be capable of production in Paying Quantities, Unigeo and GEOCAN will Equip such well for production by paying all Completion costs and Equipping costs. If, however, the Test Well is capable of production, which is primarily natural gas, and there is not an adequate market immediately available therefor, Unigeo and GEOCAN may Cap such well until an economic market for the gas becomes available, at which time Unigeo and GEOCAN will Complete and Equip the Test Well at its sole cost, risk and expense.

         c) If the Test Well is not capable of production in Paying Quantities, Unigeo and GEOCAN will, subject to the Abandonment Clause, Abandon the Test Well at is sole cost, risk and expense, in a manner satisfactory to the Minister of Environment, and will clean up the wellsite and access road.

         d) Unigeo and GEOCAN will share the costs of the Test Well as to their participating interests described in clause 5.

12.      ABANDONMENT

         If, at anytime after drilling the Test Well, but prior to completing the Test Well, Unigeo and GEOCAN wish to Abandon the Test Well, the Parties will comply with the following provisions:

         a) Unigeo and GEOCAN will give COC written notice that it wishes to Abandon the Test Well. Provided COC is in receipt of all related log, and test data, COC must respond to Unigeo and GEOCAN abandonment notice within forty-eight (48) hours of receipt of the notice in the case where there is a drilling rig on location, or in all other cases, within thirty (30) days.

         b) If COC fails to respond or COC advises Unigeo and GEOCAN by written notice that COC consents to the Abandonment of the Test Well, Unigeo and GEOCAN will, at their sole cost, risk and expense, Abandon the Test Well in accordance with good oilfield practice and the Czech Republic regulations.

         c) If COC advises Unigeo and GEOCAN that it does not consent to the Abandonment of the Test Well, Unigeo and GEOCAN will, for the purposes of this Agreement, be deemed to have Completed or Abandoned the Test Well. COC will take over the Test Well and conduct all further operations relating thereto at its sole cost, risk and expense. The estimated costs of Abandonment and the estimated net salvageable value of material and equipment will be calculated. In the event the estimated Abandonment costs exceed the estimated net salvageable value, the difference will be paid by Unigeo and GEOCAN to COC. In the event the estimated net salvageable value exceeds the estimated Abandonment costs, the difference will be paid by COC to Unigeo and

Letter Agreement                                                         Page  7
----------------

              GEOCAN. COC will then receive from Unigeo and GEOCAN a surrender in a form satisfactory to COC of all Unigeo and GEOCAN'S interest in and to the Test Well, and all material and equipment in and on the surface rights, and all other contracts relating to the Test Well and necessary for COC'S further operations. If COC Completes the Test Well, Unigeo and GEOCAN will also surrender to COC their interest in the Test Well spacing unit insofar as it relates to the Completed formation(s). Unigeo and GEOCAN will save COC harmless from all costs, debts, claims, charges and damages relating to the documents so assigned up to the time of take over of the Test Well.

         d) COC will be liable to Unigeo and GEOCAN for all loss, costs, damages and expenses whatsoever which it may suffer, sustain, pay or incur and in addition will indemnify and save harmless Unigeo and GEOCAN against all actions, suits, costs, and demands which may be brought against or suffered by Unigeo and GEOCAN arising out or in any way attributable to the operations carried on by COC on the Test Well and the Test Well Spacing Unit after take over pursuant to this Clause.

13.      GROSS OVERRIDING ROYALTY

         Upon Unigeo and GEOCAN drilling the Test Well pursuant to this Agreement, the Royalty Agreement will be deemed to have been executed and delivered with respect to the Test Well spacing unit. COC will receive a gross overriding royalty, as described in the Royalty Agreement, subject to the right of conversion of the gross overriding royalty described in clause 14.

14.      CONVERSION OF GROSS OVERRIDING ROYALTY

         a) Unigeo and GEOCAN will, in addition to the other required Test Well information, furnish to COC every three (3) months following Completion of the Test Well an accurate and itemized record of all production secured from the Test Well and any other information with respect to the operation of and production from the Test Well as may be requested by COC.

         b) Upon Payout, Unigeo and GEOCAN will send written notice of Payout to COC. COC will have a period of thirty (30) days from receipt of such notice to elect to convert its gross overriding royalty interest to a 15% working interest in the Test Well spacing unit. Failure to make an election will be deemed an election not to convert. If COC elects to convert its gross overriding royalty interest to a working interest, then after the effective date of election as provided in sub clause (c) COC will own said working interest in the Test Well spacing unit, the Test Well, all equipment therein and thereon and all production therefrom. The provisions of Schedule "B" will then apply to govern the relationship of Unigeo and GEOCAN and COC with respect to all operations on the Test Well spacing unit.

Letter Agreement                                                         Page  8
----------------


         c) The effective date of an election to convert under sub clause (b) by the COC will be the first day of the calendar month following the calendar month in which Payout occurs.

         d) In the event the Test Well is Abandoned prior to Payout, COC'S gross overriding royalty interest as set out in the Royalty Agreement will automatically convert to a 15% working interest in the Test Well spacing unit. The effective date of such conversion will be the date of Abandonment of the Test Well.

15.      PARTICIPATING INTERESTS AFTER STUDY PHASE, SEISMIC PHASE AND TEST WELL.

         The participating interests of the Parties in the Rostin Block, the Title Documents, the Petroleum Substances and the operations to be carried out after the Study Phase, Seismic Phase and Test Well, excluding the Test Well spacing unit, are as follows:

                           Unigeo           - 15%
                           COC              - 15%
                           GEOCAN           - 70%
                                              ---
                                              100%

16.      OPERATING COMMITTEE

         a) To provide for the orderly supervision and direction of all operations under this Agreement, there shall be an Operating Committee set up which is comprised of representatives of each Party to this Agreement; each Party is to appoint one representative and one alternate to serve thereon. Operator's representative shall be chairman of the Operating Committee. The alternate appointed by a Party shall only act in the event the representative appointed by such Party is not available. Each Party shall have the right to change its representative and alternate at any time by notifying the other Parties to that effect. Each Party shall be entitled to vote through its representative or alternate in proportion to its participating interest from time to time. Other personnel including consultants (to a maximum of two) of a Party may attend Operating Committee meetings as observers. Except as otherwise provided elsewhere in this Agreement and subject to Article X of the Operating Procedure, the decisions of the Operating Committee on all matters coming before it shall be made by a vote of a total participating interest, as provided for in Clauses 5 and 15, of at least eighty
              - five percent (85.0%).

         b) In matters relating to operations pursuant to Article X of the Operating Procedure only participating Parties shall be entitled to vote.

         c) The Operating Committee shall meet whenever requested by the giving of at least thirty (30) days prior written notice by Operator (who shall give such notice when requested by any Party) and shall meet at least once in each six months commencing with January 1, or July 1, of each calendar year (calendar semester), to consider a work program and budget. At the time of providing notice, Operator

Letter Agreement                                                         Page  9
----------------


              shall also supply a reasonably detailed agenda for the meeting and a matter not appearing on said agenda may not be proposed for a vote at the meeting unless all the Parties otherwise agree or unless any Party wishing to propose a matter for a vote notifies all other Parties in writing at least five (5) days prior to the date of such meeting of a matter or matters it intends to propose for a vote at the meeting. However, by the unanimous agreement of all Parties any such calendar semester meeting may be cancelled in the event it is unnecessary. Except as herein otherwise provided, the decisions of the Operating Committee shall be binding on all Parties. Meetings of the Operating Committee shall be held in Ostrava-Hrabova, Czech Republic at the offices of Operator or at such place as the Parties may unanimously agree. Parties not in attendance at a meeting of the Operating Committee may, if entitled to vote at that meeting, nonetheless cast a written vote or vote by proxy concerning any matter referred for such meeting, provided that written notice of such vote or proxy is received by the Operator prior to the vote taken by the Operating Committee on such matter at the meeting. At the commencement of the meeting, Operator shall supply to all the Parties present, for their approval, a written summary record of all proposals formally tabled for vote. This record shall include the identity of the proposing Party or Parties. Minutes of each meeting shall be prepared by Operator and copies thereof shall be provided promptly to the Parties. Such minutes shall be deemed approved thirty (30) days after receipt by all Parties unless prior thereto a Party has given notice of objection.

         d) Subject to the terms of this Agreement the Operating Committee shall have the sole and exclusive right to exercise overall supervision of and to determine, and control the maintenance, exploration operations and development of the Rostin Block and the production, storage and transport of Petroleum Substances produced and saved therefrom.

         e) Not withstanding anything to the contrary in this clause, each of the Parties shall be entitled to have direct representation on the Operating Committee and be entitled to vote in proportion to its participating interest, as provided for in clauses 5 and 15, at the time of voting on any proposal or matters which may be submitted to the Operating Committee in accordance with this Agreement if and for so long as such Party holds a participating interest of not less than ten percent (10%). Any Party whose participating interest is less than ten percent (10%) shall not be entitled to direct representation on the Operating Committee, provided, however, any two or more Parties holding a participating interest of ten (10%) or more in the aggregate may designate a representative to serve on the Operating Committee and represent them jointly and vote uniformly in respect of their combined participating interests. No Party holding a participating interest of less than ten percent (10%) shall contact the Operator or the Operating Committee except through its designated representative.

Letter Agreement                                                         Page 10
----------------


17.      RENTALS

         Unigeo will continue to pay all rentals falling due on behalf of the working interest owners in respect of the Rostin Block and do all things necessary to maintain the Title Documents in good standing and in full force and effect.

         The costs for the rentals and other payments required under the terms of the Title Documents will be shared according to the participating interests in clauses 5 and 15, as the case maybe.

18.      CONFIDENTIAL INFORMATION

         The Parties will, in accordance with Article XVlll of the Operating Procedure, keep confidential from third Parties, all information obtained in the course of or as a result of operations on the Rostin Block and will take such measures in connection with operations and internal securities as will be advisable under the circumstances.

19.      RIGHTS OF ASSIGNMENT

         The Parties will, in accordance with Article XXlV of the Operating Procedure, have the right to assign, provided each Party abides by the terms of clause 2401B of the Operating Procedure.

20.      NOTICES

         All notices and communication hereunder shall be in writing and shall be deemed to have been properly received when delivered by courier and in lieu of courier service may be given or made by facsimile or e-mail to the parties at the following addresses or facsimile numbers:

                                            Jiri Mukarovsky
                                            Unigeo a.s.
                                            Mistecka 258,
                                            720 02 Ostrava-Hrabova
                                            Czech Republic
                                            Facsimile 011-420-696-721-197
                                            e-mail: mukarovsky.jiri@unigeo.cz

                                            Zdenek Svoboda
                                            Ceska Naftarska Spolecnost
                                            Palackeho 54,
                                            695 01 Hodonin
                                            Czech Republic
                                            Facsimile 011-420-628-340-792
                                            e-mail: coc_hodonin@iol.cz

Letter Agreement                                                         Page 11
----------------


                                            Garry Lohuis
                                            GEOCAN Energy Inc.
                                            Suite 800, 717 - 7th Ave. SW
                                            Calgary, AB
                                            Canada T2P 0Z3
                                            Facsimile 001-403-261-3834
                                            e-mail: geocan@home.com

              Notices and communications shall be deemed to have been received one (1) day after the date of sending in the case of facsimile, or e-mail and three (3) days after the date of sending by courier, excluding in either case Saturdays, Sundays and statutory holidays. Any Party may change its address facsimile number or e-mail by notice to the other Parties of that change

              This notice clause supersedes Article XXII of the Operating Procedure.

21.      MISCELLANEOUS

         a) This Agreement will be to the benefit of and be binding on the Parties hereto and their respective successors and permitted assigns and upon the heirs, executors, administrators and assigns of natural persons who are or become Parties hereto.

         b) The Parties agree that this Agreement will be construed and interpreted according to the laws of the Czech Republic and that the courts having jurisdiction with respect to matters relating to this Agreement will be courts of The Czech Republic, to the jurisdiction of which courts the Parties by their execution of this Agreement do hereby submit.

         c) The terms of this Agreement express and constitute the entire agreement between the Parties insofar as the specific subject matter contained in this Agreement. No implied covenant or implied liability of any kind on the part of the Parties is created or will arise by reason of these presents or anything contained in this Agreement.

         d) The headings of the clauses of this Agreement are inserted for convenience of reference and will not affect the meaning or construction thereof.

         e) Whenever the plural or masculine or neuter is used in this Agreement, the same will be construed as meaning singular of feminine or body politic or corporate and vice versa where the context so requires.

         f)   Time is of the essence of this Agreement.

         g) This Agreement may be executed in counterpart and when each Party has executed a counterpart, all counterparts taken together will constitute one agreement.

Letter Agreement                                                         Page 12
----------------

         IN WITNESS WHEREOF the Parties have executed and delivered this Agreement as of the day and year first above written.




         UNIGEO A.S.


         Per:     Jiri Mukarovsky
                  ------------------------

         Per:
                  ------------------------



         CESKA NAFTARSKA SPOLECNOST


         Per:     Znenek Svoboda
                  ------------------------

         Per:
                  ------------------------



         GEOCAN ENERGY INC.


         Per:     Wayne Wadley
                  ------------------------

         Per:     Garry Lohuis
                  ------------------------



   This is a Counterpart Execution page to Letter Agreement dated June 7, 2000